EXHIBIT 99.1

PRESS RELEASE August 13, 2012	Investor Relations Contact: Michael Levitan The Trout Group, LLC 646-378-2920 ir@arrowres.com

Arrowhead Reports Fiscal 2012 Third Quarter Financial Results

PASADENA, Calif. — August 13, 2012 — Arrowhead Research Corporation (NASDAQ: ARWR), a targeted therapeutics company, today announced financial results for its fiscal 2012 third quarter ended June 30, 2012.

“During the last quarter, Arrowhead made significant progress moving our pipeline forward and building on our broader business strategy,” said Dr. Chris Anzalone, President and Chief Executive Officer of Arrowhead. “In addition, the integration of the Homing PeptideTM targeting platform from the Alvos Therapeutics acquisition into our research and development program is progressing rapidly. We believe we are very well positioned to fill our future pipeline with peptide-drug conjugates and targeted RNAi therapeutics that can selectively home to and accumulate in virtually any tissue in the body while sparing off-target tissues.”

Fiscal 2012 Third Quarter and Recent Company Highlights

•	Pipeline Highlights

o

Presented data for its Dynamic PolyConjugateTM (DPC) delivery platform for siRNA delivery including its RNAi therapeutic candidate for the treatment of hepatitis B virus (HBV) at six scientific conferences;

o	Completed all internal preclinical requirements and named a clinical candidate, ARC-520, for its HBV program. Arrowhead initiated the final IND-enabling steps for ARC-520, an RNAi therapeutic actively targeted to the liver using the company’s Dynamic Polyconjugate (DPC) delivery system. ARC-520 includes two siRNA sequences targeting two different regions of the HBV genome;
o

Announced the publication of a new study in the Journal of the American Diabetes Association demonstrating rapid improvement in pro-diabetic metabolic markers with its anti-obesity drug candidate, Adipotide®;

o	Announced the dosing of the first patient in a Phase 1 clinical trial with the anti-obesity drug candidate Adipotide®; and
o	Dosed additional patients in a Phase 1b study of CALAA-01.

•	Financial Highlights

o	Drew down $1 million from the equity line of credit with Lincoln Park Capital which was put in place to provide financing of up to $15 million that may be drawn down over three years, as needed; and
o	Received gross proceeds of $6.2 million in a registered offering of common stock and warrants to institutional and individual investors announced today.

Selected Financial Results

For the quarter ended June 30, 2012, Arrowhead reported revenues of $47,917. There was no revenue in the comparable prior period. Total operating expenses for the quarter ended June 30, 2012 were $6.9 million, compared to $1.8 million during the quarter ended June 30, 2012. The increase in operating expenses includes a noncash charge of $2.0 million to record a reserve against a receivable from an unconsolidated affiliate. The remaining increase in operating expenses was due to higher R&D spending related to operations at its recently-acquired Madison research laboratory.

Net loss attributable to Arrowhead for the quarter ended June 30, 2012 was $8.0 million, or $0.71 per share based on 11,238,291 weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $1.8 million, or $0.25 per share based on 7,182,628 weighted average shares outstanding, for the quarter ended June 30, 2012.

The Company’s net cash used in operations for the first nine months of fiscal 2012 was $10.8 million, compared with $6.0 million for the first nine months of fiscal 2011. Cash provided by investing activities was $0.3 million, primarily due to cash received from the sale of marketable securities. Cash provided by financing activities was $5.3 million, primarily due to the issuance of Arrowhead common stock. As of June 30, 2012, Arrowhead had cash resources of $3.3 million; which includes cash and cash equivalents of $2.3 million and $1.0 million in subscriptions receivable from previous financings. Arrowhead further enhanced its cash position by entering into securities purchase agreements to sell units of common stock and warrants to institutional and individual investors on August 10, 2012. Each unit was sold at $2.76 and included one share of common stock and a warrant to purchase 0.75 share of common stock at an exercise price of $3.25. Gross proceeds are expected to be approximately $6.2 million.

Conference Call

Management will host a conference call today, Monday, August 13, 2012 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the conference call, please dial 877-317-6789 (toll free from the US), 1-866-605-3852 (toll free from Canada), or 412-317-6789 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast archive will remain available until August 13, 2013. An audio replay will also be available approximately one hour after the conclusion of the call and will be made available until Thursday, September 13, 2012. The audio replay can be accessed by dialing 877-344-7529 (toll free from the US and Canada), or 412-317-0088 (for international callers) and entering Event ID 10017170.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a clinical stage targeted therapeutics company with development programs in oncology, obesity, and infectious disease. The company is leveraging its platform technologies to design and develop peptide-drug conjugates (PDCs) that specifically home to cell types of interest while sparing off-target tissues, create targeted drugs based on the gene silencing RNA interference (RNAi) mechanism, and work with partners to create improved versions of traditional small molecule drugs.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company’s email list to receive news directly, please send an email to ir@arrowres.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

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